Exhibit (a)(1)(xix)

Press release

ChemChina extends public tender offers for Syngenta

Beijing, China, February 23, 2017 – China National Chemical Corporation (“ChemChina”) announced today that it has extended the tender offers to purchase all publicly held registered shares (“Common Shares”) of Syngenta AG (“Syngenta”) and all outstanding American Depositary Shares representing Common Shares (“ADSs”) until April 28, 2017, unless further extended.

As previously stated, extensions to the tender offers are expected to occur until all conditions to the offers are satisfied, including obtaining all applicable regulatory approvals. All of the other terms and conditions of the tender offers remain unchanged.

On February 3, 2016, ChemChina announced its agreement with Syngenta to acquire Syngenta through a public tender offer for all publicly held Common Shares pursuant to Swiss tender offer rules (the “Swiss Offer”) and a public tender offer for Common Shares held by U.S. holders and all outstanding ADSs pursuant to U.S. tender offer rules (the “U.S. Offer”). Taking into account the previous extensions, the last one having been announced on December 20, 2016, the Swiss Offer was previously scheduled to expire at 4:00 p.m. CET, on March 2, 2017, and the U.S. Offer was previously scheduled to expire at 10:00 a.m., New York City time, on March 2, 2017. ChemChina has extended the Swiss Offer until 4:00 p.m. CEST, on April 28, 2017, and the U.S. Offer until 10:00 a.m., New York City time, on April 28, 2017, in each case, unless further extended. As of 5:00 p.m., New York City time, on February 21, 2017, approximately 19,557,444 Common Shares (including those represented by ADSs) had been validly tendered in, and not withdrawn from, the Offers.

April 28, 2017 is the extension end date as currently approved by the Swiss Takeover Board. Subject to a last extension of up to 20 trading days that may be announced after all remaining outstanding regulatory approvals have been obtained, the offeror would need to request another ruling from the Swiss Takeover Board for any further extensions of the offer period.

Within the timeframe for extensions approved by the Swiss Takeover Board at any given time, the tender offers may be extended until all offer conditions, except the minimum acceptance rate, have been satisfied. Once all offer conditions, except the minimum acceptance rate, have been satisfied (and subject to the offeror’s rights under the Swiss Offer and the U.S. Offer documents), the trading day on which the offer period ends will be announced (taking into account if required the last extension of the offers by up to 20 trading days). If this announcement can be made early enough to give shareholders sufficient time to tender their Common Shares and ADSs before the previously announced end date of the offer period, a last extension of the offers may not be necessary.

After the expiration of the offer period (as extended) and if the Swiss Offer is declared successful, an additional acceptance period of 10 trading days will be announced for the tender offers. Further adjustments may become necessary to align the timelines of the Swiss and the U.S. offer periods.

For further assistance in connection with the Swiss Offer and/or additional information on how to accept the Swiss Offer, Syngenta shareholders may contact the information agent Georgeson at 00 800 3813 3813 (toll free) or +44 117 378 5186 (direct dial) or by email at chemchinaoffer4syngenta@georgeson.com. For further assistance in connection with the U.S. Offer and/or additional information on how to accept the U.S. Offer, Syngenta shareholders may contact the U.S. information agent Georgeson at its address at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, 07310, or at the toll-free number for holders of securities at +1 (866) 431-2096 or by email at syngentaoffer@georgeson.com.

About Syngenta

Syngenta is a leading agriculture company helping to improve global food security by enabling millions of farmers to make better use of available resources. Through world class science and innovative crop solutions, its 28,000 people in over 90 countries are working to transform how crops are grown. Syngenta is committed to rescuing land from degradation, enhancing biodiversity and revitalizing rural communities. To learn more visit www.syngenta.com and www.goodgrowthplan.com. Follow Syngenta on Twitter® at www.twitter.com/Syngenta.

About ChemChina

ChemChina, which is headquartered in Beijing, China, possesses production, R&D and marketing systems in 150 countries and regions. It is the largest chemical corporation in China, and occupies the 234th position among the Fortune Global 500. The company’s main businesses include materials science, life science, high-end manufacturing and basic chemicals, among others. Previously, ChemChina has successfully acquired 9 leading industrial companies in France, United Kingdom, Israel, Italy and Germany, etc. To learn more visit www.chemchina.com and www.chemchina.com/press.

Additional information and where to find it

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs. The solicitation and offer to buy Common Shares or ADSs are only being made pursuant to the Swiss Offer Prospectus and the U.S. Offer to Purchase and other documents relating to the U.S. Offer that have been filed with the U.S. Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the Tender Offer Statement on Schedule TO filed by ChemChina and CNAC Saturn (NL) B.V. (“Purchaser”) with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer filed by Syngenta with the SEC, since these materials contain important information, including the terms and conditions of the U.S. Offer. Investors and security holders may obtain a free copy of these materials and other documents filed by ChemChina, Purchaser and Syngenta with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the Solicitation/Recommendation Statement and other documents filed with the SEC by Syngenta at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this press release are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approvals for the acquisition and the tender of at least 67% of the issued Common Shares, the possibility that the acquisition will not be completed and other risks and uncertainties discussed in Syngenta’s public filings with the SEC, including the “risk factors” section of Syngenta’s Form 20-F filed on February 16, 2017 as well as the U.S. Offer documents filed by ChemChina and Purchaser and the Solicitation/Recommendation Statement filed by Syngenta. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any forward-looking statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. ChemChina, Purchaser and Syngenta disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this press release or otherwise.